             Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Third Quarter Fiscal 2020 Results

The Company Announces Plan to Acquire CREMO Company

Shelton, Conn - August 4, 2020 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its third fiscal quarter ending June 30, 2020.

Executive Summary
•Net sales were $483.9 million in the third quarter of fiscal 2020, a decrease of 20.6% when compared to the prior year period. Organic net sales decreased 14.7% compared to the prior year period (Organic basis excludes the impact from the sale of the Infant and Pet Care business and the negative translational impact from currency.)
•GAAP Diluted Earnings Per Share ("EPS") were $0.09 for the third quarter compared to a loss of $8.51 in the prior year period. Adjusted EPS were $0.66 for the third quarter, compared to $1.11 in the prior year period.
•The Company ended the fiscal third quarter with $512 million in cash on hand, access to an undrawn $425 million credit facility and a net leverage ratio of 2.1 times. During the quarter the Company successfully issued $750 million in senior unsecured notes.
•As announced in a separate release, the Company has entered into a definitive purchase agreement to acquire CREMO, a premier men's grooming company in the U.S, in an all-cash transaction at a purchase price of approximately $235 million.

The Company reports and forecasts results on a GAAP and Non-GAAP basis, and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See Non-GAAP Financial Measures for a more detailed explanation, including definitions of various Non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

“Though COVID-19 had a considerable impact on sales in our core categories in the third quarter, good execution across the organization helped stabilize market share performance in Wet Shave and contributed to meaningful share gains in U.S. Sun Care. Overall sales performance was most impacted in the months of April and May, with June showing moderating declines, and that improving trend continuing into July. As we managed through this period, we continued to prioritize the health and well-being of our teams around the world, to focus on meeting the needs of our customers through continuity of our business operations, and to preserve the financial health of our company with expense and capital discipline. Our strong balance sheet and attractive free cash flow generation, along with the continued Project Fuel savings enabled reinvestment in growth initiatives and the strategic priorities that will strengthen our business and drive the long-term success of the Company” said Rod Little, Edgewell’s President and Chief Executive Officer.
Mr. Little continued, “We are making significant progress developing our long-term strategy with certain key pillars already established, including having the right leaders and leadership structure and leaning in on investments to accelerate our participation in faster growing categories. Along those lines, as disclosed in a separate press release issued today, we are excited to announce our intent to acquire CREMO, one of the largest insurgent brands in men’s grooming that represents an ideal strategic fit as we continue to position Edgewell for growth and drive shareholder value.”

Fiscal 3Q 2020 Operating Results (Unaudited)

Net sales were $483.9 million in the quarter, a decrease of 20.6%, as compared to the prior year period. Excluding a $31.3 million negative impact from the sale of the Infant and Pet Care business and a $4.6 million negative impact from currency translation, organic net sales decreased 14.7% compared to the prior year period. The decline in organic net sales in the quarter was largely due to the ongoing COVID-19 pandemic and the related stay at home orders and travel restrictions which resulted in lower consumer demand and decreases in net sales for our Wet Shave and Sun Care products. Those decreases were partially offset by increased sales of our Wet Ones products driven by on-going demand strength, in part related to COVID-19. Management estimates that when excluding the COVID-19 related impacts, organic net sales were essentially flat to slightly down with the prior year period and consistent with recent trends. Management estimated the impact of the COVID-19 pandemic on net sales at the product and category level, through a detailed analysis of many factors, including rolling weekly and monthly net sales trends prior to COVID-19, historical and current order patterns by customer compared to the prior year period and segment performance in the context of overall category trends. This is the Company’s best estimate and there can be no assurance that our estimate reflects the actual COVID-19 impact to net sales.
Gross profit decreased $69.5 million compared to the prior year period, including a $9.6 million impact from the divestiture of the Infant and Pet Care business, $3.9 million related to incremental one-time COVID-19 expenses, and $3.1 million of unfavorable foreign currency changes. Gross margin decreased 200 basis points to 46.0%, as compared to the prior year period. Excluding the impact of incremental COVID-19 expenses, restructuring charges and Sun Care reformulation charges, gross margin decreased 130 basis points compared to the prior year period. The decrease was a result of volume declines in Wet Shave and Sun Care and unfavorable category mix, partly offset by Sun Care price increases, lower commodity costs and favorable transactional currency.
Advertising and sales promotion expense ("A&P") was $67.5 million, or 13.9% of net sales, as compared to $91.8 million, or 15.1% of net sales in the prior year period. The reduction in A&P expense was primarily driven by the Company’s response to the COVID-19 pandemic, resulting in reduced and delayed spend across multiple product lines. The decrease included the impact of the divestiture of the Infant and Pet Care business which represented A&P expense of $2.3 million in the third quarter of fiscal 2019.
Selling, general and administrative expense ("SG&A") was $91.3 million, or 18.9% of net sales, as compared to $94.8 million, or 15.6% of net sales in the prior year period. Excluding SG&A costs associated with Project Fuel, acquisition and integration costs, and business development evaluation costs, SG&A was approximately $1.9 million below the same period last year, driven mostly by lower travel and other discretionary spend.
The Company recorded pre-tax restructuring and other non-recurring expenses of $10.4 million in the quarter in support of Project Fuel, consisting largely of severance and outplacement, IT enablement and consulting costs.
Other (income) expense, net was $3.5 million of income during the quarter compared to $2.7 million of expense in the prior year period. The increase in income in the third quarter was largely related to the recovery of local currencies in the aftermath of significant declines in the second quarter caused by the COVID-19 pandemic resulting in favorable revaluation of balance sheet exposures.
The Company recorded pre-tax charges of $26.2 million for the early retirement of its $600 million Senior Notes due 2021 in the third quarter of fiscal 2020.
Earnings (loss) before income taxes was $5.3 million during the quarter compared to a loss of $502.7 million in the prior year period. Adjusted operating income declined to $58.1 million in the quarter from $97.9 million in the prior year period. Excluding the $3.4 million impact from the Infant and Pet Care business divestiture adjusted operating income declined by $36.4 million.
The effective tax rate for the first nine months of fiscal 2020 was 26.1% as compared to 4.3% in the prior year. The effective tax rate for the prior year period reflects a small tax benefit on a net loss, due to the impairment of goodwill and intangible assets, a portion of which are non-deductible. The rate was also unfavorably impacted by a $4.7 million net transitional charge resulting from the enactment of the Tax Cuts and Jobs Act in the first quarter of fiscal 2019. Excluding the tax impact of impairment charges, restructuring charges, cost of early debt retirement, the gain on the disposition of the Infant and Pet Care business, incremental COVID-19 pandemic expenses, Feminine and Infant Care evaluation costs, and legal settlement expenses, the adjusted effective tax rate for the first nine months of fiscal 2020 was 23.7%, down from the prior year period adjusted tax rate of 24.4%.

GAAP net earnings (loss) for the quarter were $4.7 million or $0.09 per share compared to a loss of $460.7 million or $8.51 per share in the third quarter of fiscal 2019. Adjusted net earnings in the quarter were $35.9 million or $0.66 per share, as compared to $60.5 million or $1.11 per share in the prior year period. Excluding the $0.05 impact from the divestiture of the Infant and Pet Care business, adjusted earnings per share decreased by $0.40, driven by the negative effects of the COVID-19 pandemic in the quarter.
Net cash from operating activities was $118.6 million for the first nine months of fiscal 2020 compared to $98.2 million used in operating activities in the prior year period, reflecting improved working capital as compared to the prior year period.
Project Fuel
As previously outlined Project Fuel is an enterprise-wide transformational initiative that was launched in the second fiscal quarter of 2018, to address all aspects of Edgewell's business and cost structure, simplifying and transforming the organization, structure and key processes. Project Fuel is facilitating further re-investment in the Company’s growth strategy while enabling Edgewell to achieve its desired future state operations.
The Company expects Project Fuel will generate $225 to $240 million in total annual gross savings by the end of the 2021 fiscal year. It is expected that the savings generated will be used to fuel investments and brand building in strategic growth initiatives, offset anticipated operational cost headwinds from inflation and other rising input costs and improve the overall profitability and cash flow of the Company.
To implement the restructuring element of Project Fuel, the Company expects to incur one-time pre-tax charges of approximately $130 to $140 million through the end of the 2021 fiscal year.
Fiscal third quarter 2020 Project Fuel related gross savings were approximately $23 million, bringing cumulative gross savings to approximately $194 million for the project to date. Fiscal third quarter 2020 Project Fuel related restructuring charges were $10.4 million, bringing cumulative charges to $126 million for the project to date.
For fiscal 2020, Project Fuel is expected to generate approximately $70 million in incremental gross savings. Project Fuel related restructuring charges are expected to be approximately $35 million.

Fiscal 3Q 2020 Operating Segment Results (Unaudited)
In the first quarter of fiscal 2020, the Company completed the sale of the Infant and Pet Care business that made up the majority of the All Other segment. Products related to the Company's manicure kits were not included within the sale and the results were reclassified to the Sun and Skin Care segment for both the current and prior year period. The following is a summary of third quarter results by segment:
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Wet Shave net sales decreased $49.7 million, or 15.2%, as compared to the prior year period. Excluding the impact of currency movements, organic net sales decreased $46.3 million or 14.1%. The decline in sales was largely volume related driven by significant category declines globally, driven by COVID-19, as well as expected distribution losses in North America. By region, North America organic net sales decreased 15.8% while International markets decreased 12.6%. Wet Shave segment profit decreased $9.5 million, or 17.6%, driven by lower volumes and unfavorable pricing, partly offset by lower costs and A&P spend.
Sun and Skin Care (Sun Care, Wipes, Bulldog, and Jack Black)
Sun and Skin Care net sales decreased $32.4 million, or 19.1%, as compared to the prior year period. Excluding the impact of currency movements, organic net sales decreased $31.3 million, or 18.5%, reflecting a 30% organic net sales decline in Sun Care, as global demand was significantly impacted by COVID-19 in April and May. This was partly offset by Wet One’s, which increased 52% and Men’s grooming, which increased 5%, driven by Bulldog. Sun and Skin Care segment profit decreased $18.9 million, or 44.6%, driven by lower volumes in Sun Care, unfavorable price mix and unfavorable cost mix driven by production volumes, higher warehousing costs and increased reserves for obsolete inventory. These declines were partially offset by lower A&P spend and favorable materials pricing.
Feminine Care (Tampons, Pads, and Liners)
Feminine Care net sales decreased $11.9 million, or 14.7%, as compared to the prior year period. The decline in net sales was largely driven by reduced volumes related to last quarter’s pantry loading at the beginning of the COVID-19 pandemic, overall category declines and heightened competitive pressure, as well as expected distribution losses at Walmart. Feminine Care segment profit decreased $3.5 million, or 22.5% as compared to the prior year period, driven by lower volumes and unfavorable price mix, partly offset by lower A&P spending.

Full Fiscal Year 2020 Financial Outlook
The Company is not providing an outlook for the remainder of fiscal 2020 at this time due to on-going uncertainties related to the duration and potential impacts of COVID-19.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. The call will focus on fiscal 2020 third quarter earnings. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog® and Jack Black® sun and skin care products; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,000 employees worldwide.

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Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. Many factors outside our control (including the ongoing COVID-19 outbreak), could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on November 26, 2019 and in Item 1A. Risk Factors of Part II of the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 7, 2020.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes Non-GAAP measures. These Non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as impairment charges, restructuring charges, incremental pandemic expenses, cost of early debt retirement, acquisition and integration planning costs, and expenses associated with the sale of the Infant and Pet Care business. Reconciliations of Non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2020 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.

This Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this Non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This Non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's Non-GAAP measures.

•The Company analyzes its net revenue on an organic basis to better measure the comparability of results between periods. Organic net sales exclude the impact of changes in foreign currency and dispositions. This information is provided because these fluctuations can distort the underlying change in net sales either positively or negatively. For the quarter and nine months ended June 30, 2020, the impact of dispositions includes net sales and segment profit activity for the Infant and Pet Care business, which was sold in December 2019.
•Adjusted EBITDA is defined as earnings before income taxes, interest expense, net, depreciation and amortization and excludes items such as impairment charges, restructuring charges, acquisition and integration planning costs, cost of early debt retirement, pandemic expenses, the gain or loss on the disposal of a business, business development evaluation costs, legal settlement expenses, and Sun Care reformulation charges.
•Adjusted operating income is defined as earnings before income taxes, interest expense associated with debt, other income, net, and excludes items such as impairment charges, restructuring charges, acquisition and integration planning costs, cost of early debt retirement, pandemic expenses, the gain or loss on the disposal of a business, business development evaluation costs, legal settlement expenses, and Sun Care reformulation charges.
•Adjusted net earnings and adjusted earnings per share are defined as net earnings and diluted earnings per share excluding items such as impairment charges, restructuring charges, acquisition and integration planning costs, cost of early debt retirement, pandemic expenses, the gain or loss on the disposal of a business, business development evaluation costs, legal settlement expenses, and Sun Care reformulation charges.
•Adjusted effective tax rate is defined as the effective tax rate excluding items such as impairment charges, restructuring charges, acquisition and integration planning costs, cost of early debt retirement, pandemic expenses, the gain or loss on the disposal of a business, business development evaluation costs, legal settlement expenses, Sun Care reformulation charges, and the related tax effects of these items from the income tax provision and earnings before income taxes.
•Adjusted working capital is defined as receivables, less trade allowances in accrued liabilities, plus inventories, less accounts payable, and is calculated using an average of the trailing four-quarter end balances.
•Free cash flow is defined as net cash from operating activities less net capital expenditures. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net leverage ratio is defined as total debt less cash divided by trailing four quarter credit agreement compliance EBITDA per the Credit Agreement dated April 3, 2020.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019

Net sales	$483.9	$609.2	$1,460.9	$1,613.0
Cost of products sold	261.2	317.0	802.1	876.4
Gross profit	222.7	292.2	658.8	736.6

Selling, general and administrative expense	91.3	94.8	307.8	280.2
Advertising and sales promotion expense	67.5	91.8	155.6	191.3
Research and development expense	12.4	12.9	40.1	39.5
Impairment charges	—	570.0	—	570.0
Restructuring charges	8.0	7.1	20.6	37.7
Gain on sale of Infant and Pet Care business	—	—	(4.1)	—
Interest expense associated with debt	15.5	15.6	43.7	48.0
Cost of early retirement of long-term debt	26.2	—	26.2	—
Other (income) expense, net	(3.5)	2.7	5.8	1.3
Earnings (loss) before income taxes	5.3	(502.7)	63.1	(431.4)
Income tax provision (benefit)	0.6	(42.0)	16.5	(18.5)
Net earnings	$4.7	$(460.7)	$46.6	$(412.9)

Earnings per share:
Basic net earnings (loss) per share	0.09	(8.51)	0.86	(7.63)
Diluted net earnings (loss) per diluted share	0.09	(8.51)	0.86	(7.63)

Weighted-average shares outstanding:
Basic	54.3	54.1	54.3	54.1
Diluted	54.6	54.1	54.5	54.1

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	June 30, 2020	September 30, 2019
Assets
Current assets
Cash and cash equivalents	$511.9	$341.6
Trade receivables, less allowance for doubtful accounts	178.2	205.6
Inventories	323.5	357.2
Other current assets	137.9	140.0
Total current assets	1,151.5	1,044.4
Property, plant and equipment, net	366.3	396.0
Goodwill	1,026.8	1,032.8
Other intangible assets, net	833.4	912.9
Other assets	87.6	34.8
Total assets	$3,465.6	$3,420.9

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$—	$117.0
Notes payable	18.4	14.4
Accounts payable	181.5	222.8
Other current liabilities	284.5	305.4
Total current liabilities	484.4	659.6
Long-term debt	1,237.4	1,097.8
Deferred income tax liabilities	83.1	101.1
Other liabilities	292.5	258.9
Total liabilities	2,097.4	2,117.4
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,629.3	1,627.7
Retained earnings	761.4	714.8
Common shares in treasury at cost	(792.1)	(803.8)
Accumulated other comprehensive loss	(231.1)	(235.9)
Total shareholders' equity	1,368.2	1,303.5
Total liabilities and shareholders' equity	$3,465.6	$3,420.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Nine Months Ended June 30,
	2020	2019
Cash Flow from Operating Activities
Net earnings (loss)	$46.6	$(412.9)
Impairment charges	—	570.0
Depreciation and amortization	65.5	69.2
Share-based compensation expense	15.1	13.8
Loss on sale of assets	1.2	1.4
Gain on sale of Infant and Pet Care business	(4.1)	—
Deferred compensation payments	(8.7)	(7.3)
Deferred income taxes	(16.1)	(58.5)
Cost of early retirement of long-term debt	26.2	—
Other, net	7.3	(0.3)
Changes in current assets and liabilities used in operations	(14.4)	(77.2)
Net cash from operating activities	118.6	98.2

Cash Flow from Investing Activities
Capital expenditures	(26.9)	(38.7)
Sale of Infant and Pet Care business	95.8	—
Proceeds from sale of assets	—	4.1
Collection of deferred purchase price from accounts receivable sold	3.9	9.0
Other, net	(1.5)	(1.3)
Net cash from (used by) investing activities	71.3	(26.9)

Cash Flow from Financing Activities
Cash proceeds from the issuance of Senior Notes due 2028	750.0	—
Cash payments on Senior Notes due 2021	(600.0)	—
Cash proceeds from debt with original maturities greater than 90 days	50.0	316.0
Cash payments on debt with original maturities greater than 90 days	(167.0)	(198.0)
Term Loan repayment	—	(185.0)
Net increase in debt with original maturities of 90 days or less	1.7	5.7
Debit issuance costs for Revolving Credit Facility	(3.6)	—
Debt issuance costs for Senior Notes due 2028	(10.4)	—
Cost of early retirement of long-term debt	(26.2)	—
Net financing (outflow) inflow from the Accounts Receivable Facility	(14.4)	5.6
Employee shares withheld for taxes	(1.7)	(1.8)
Net cash used by financing activities	(21.6)	(57.5)

Effect of exchange rate changes on cash	2.0	(1.2)

Net increase in cash and cash equivalents	170.3	12.6
Cash and cash equivalents, beginning of period	341.6	266.4
Cash and cash equivalents, end of period	$511.9	$279.0

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 — Segments
The Company conducts its business in the following three segments: Wet Shave, Sun and Skin Care, and Feminine Care (collectively, the “Segments”, and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, impairment charges, costs associated with restructuring initiatives, incremental COVID-19 related expenses, cost of early debt retirement, acquisition and integration planning costs, the gain on the disposal of the Infant and Pet Care business, Feminine and Infant Care evaluation costs, legal settlement expenses, Sun Care reformulation charges, and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
The Company completed the sale of its Infant and Pet Care business in December 2019. As a result, no additional Net Sales or Segment Profit will be reported for the All Other segment in subsequent periods. Remaining operations from the All Other segment consisted of manicure kits. The net sales and operating expenses for these items were reclassified to the Sun and Skin Care segment for both the current and prior year periods.
Segment net sales and profitability are presented below:

	Quarter Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Net Sales
Wet Shave	$278.0	$327.7	$835.5	$909.8
Sun and Skin Care	136.9	169.3	369.5	382.7
Feminine Care	69.0	80.9	229.1	230.2
All Other	—	31.3	26.8	90.3
Total net sales	$483.9	$609.2	$1,460.9	$1,613.0

Segment Profit
Wet Shave	$44.6	$54.1	$142.0	$164.8
Sun and Skin Care	23.5	42.4	67.9	82.7
Feminine Care	12.0	15.5	43.4	36.7
All Other	—	3.4	3.1	10.2
Total segment profit	80.1	115.4	256.4	294.4
General corporate and other expenses	(17.7)	(13.1)	(41.9)	(43.5)
Impairment charges	—	(570.0)	—	(570.0)
Restructuring and related costs (1)	(10.4)	(8.9)	(30.8)	(42.8)
Acquisition and integration planning costs (2)	(0.3)	(1.9)	(32.0)	(2.9)
Cost of early retirement of long-term debt	(26.2)	—	(26.2)	—
Gain on sale of Infant and Pet Care business	—	—	4.1	—
COVID-19 expense (3)	(3.9)	—	(3.9)	—
Feminine and Infant Care evaluation costs (4)	—	(0.5)	(0.3)	(1.5)
Sun Care reformulation costs (5)	—	(1.0)	—	(1.5)
Legal settlement expenses (6)	—	—	—	(0.9)
Amortization of intangibles	(4.2)	(4.4)	(12.7)	(13.4)
Interest and other expense, net	(12.1)	(18.3)	(49.6)	(49.3)
Total earnings before income taxes	$5.3	$(502.7)	$63.1	$(431.4)
(1)Includes pre-tax SG&A of $2.3 and $10.0 for the three and nine months ended June 30, 2020, respectively, and $1.8 and $5.1 for the three and nine months ended June 30, 2019, respectively, associated with certain information technology enablement expenses and incentive and retention compensation expenses for Project Fuel. Additionally, includes pre-tax Cost of products sold (“COGS”) of $0.1 and $0.2 for the three and nine months ended June 30, 2020, respectively, related to inventory write-offs associated with Project Fuel.
(2)Includes pre-tax SG&A of $0.3 and $32.0 for the three and nine months ended June 30, 2020, respectively, and $1.9 and $2.9 for the three and nine months ended June 30, 2019, respectively, related to acquisition and integration planning costs.
(3)Includes pre-tax COGS of $3.9 for the three and nine months ended June 30, 2020 which included incremental costs incurred by the Company related to higher benefit and emergency payments, supplies and freight.

(4)Includes pre-tax SG&A of $0.3 for the nine months ended June 30, 2020, and $0.5 and $1.5 for the three and nine months ended June 30, 2019, respectively.
(5)Includes pre-tax COGS of $1.0 and $1.5 for the three and nine months ended June 30, 2019, respectively.
(6)Includes pre-tax SG&A of $0.9 for the nine months ended June 30, 2019.

Note 2 — GAAP to Non-GAAP Reconciliations
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted-average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of share options and restricted stock equivalent awards.
The following table provides a reconciliation of Net earnings and Net earnings per diluted share (“EPS”) to Adjusted net earnings and Adjusted EPS, which are Non-GAAP measures.

	Quarter Ended June 30,
	Net Earnings		Diluted EPS
	2020	2019	2020	2019
Net Earnings and Diluted EPS — GAAP	$4.7	$(460.7)	$0.09	$(8.51)
Impairment charges	—	570.0	—	10.53
Restructuring and related costs, net	10.4	8.9	0.19	0.17
Acquisition and integration planning costs	0.3	1.9	0.01	0.03
Cost of early retirement of long-term debt	26.2	—	0.48	—
COVID-19 expense	3.9	—	0.07	—
Feminine and Infant Care evaluation costs	—	0.5	—	0.01
Sun Care reformulation costs	—	1.0	—	0.02
Impact of dilutive shares	—	—	—	(0.01)
Income taxes (1)	(9.6)	(61.1)	(0.18)	(1.13)
Adjusted Net Earnings and Adjusted Diluted EPS — Non-GAAP	$35.9	$60.5	$0.66	$1.11

Weighted-average shares outstanding — Diluted			54.6	54.1

	Nine Months Ended June 30,
	Net Earnings		Diluted EPS
	2020	2019	2020	2019
Net Earnings and Diluted EPS — GAAP (Unaudited)	$46.6	$(412.9)	$0.86	$(7.63)
Impairment charges	—	570.0	—	10.53
Restructuring and related costs	30.8	42.8	0.57	0.79
Acquisition and integration planning costs	32.0	2.9	0.58	0.05
Cost of early retirement of long-term debt	26.2	—	0.48	—
Gain on sale of Infant and Pet Care business	(4.1)	—	(0.08)	—
COVID-19 expenses	3.9	—	0.07	—
Feminine and Infant Care evaluation costs	0.3	1.5	0.01	0.03
Legal settlement expense	—	0.9	—	0.02
Sun Care reformulation costs	—	1.5	—	0.03
Impact of dilutive shares	—	—	—	(0.01)
Income taxes (1)	(19.5)	(64.5)	(0.36)	(1.19)
Adjusted Net Earnings and Adjusted Diluted EPS — Non-GAAP	$116.2	$142.2	$2.13	$2.62

Weighted-average shares — Diluted			54.5	54.1
(1)Includes Income tax expense for adjustments to Net Earnings and Diluted EPS — GAAP for fiscal 2020 and 2019. Additionally, the nine months ended June 30, 2019 was impacted $4.7 related to the transition tax from the Tax Act.
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended June 30, 2020
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP — Reported	$222.7	$91.3	$5.3	$4.7	$0.09
% of net sales	46.0%	18.9%
Restructuring and related charges	0.1	2.3	10.4	8.1	0.15
Acquisition and integration planning costs	—	0.3	0.3	0.3	0.01
Cost of early retirement of long-term debt	—	—	26.2	19.8	0.36
COVID-19 expenses	3.9	—	3.9	3.0	0.05
Total Adjusted Non-GAAP	$226.7	$88.7	$46.1	$35.9	$0.66
% of net sales	46.8%	18.3%

Nine Months Ended June 30, 2020
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP — Reported	$658.8	$307.8	$63.1	$46.6	$0.86
% of net sales	45.1%	21.1%
Restructuring and related costs	0.2	10.0	30.8	23.9	0.44
Acquisition and integration planning costs	—	32.0	32.0	24.2	0.45
Cost of early retirement of long-term debt	—	—	26.2	19.8	0.36
Gain on sale of Infant and Pet Care business	—	—	(4.1)	(1.5)	(0.03)
COVID-19 expenses	3.9	—	3.9	3.0	0.05
Feminine and Infant Care evaluation costs	—	0.3	0.3	0.2	—
Total Adjusted Non-GAAP	$662.9	$265.5	$152.2	$116.2	$2.13
% of net sales	45.4%	18.2%

Quarter Ended June 30, 2019
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP — Reported	$292.2	$94.8	$(502.7)	$(460.7)	$(8.51)
% of net sales	48.0%	15.6%
Impairment charges	—	—	570.0	511.9	9.45
Restructuring and related charges	—	1.8	8.9	6.8	0.13
Feminine and Infant Care evaluation costs	—	0.5	0.5	0.4	0.01
Acquisition and integration planning costs	—	1.9	1.9	1.4	0.03
Sun Care reformulation costs	1.0	—	1.0	0.7	0.01
Impact of dilutive shares	—	—	—	—	(0.01)
Total Adjusted Non-GAAP	$293.2	$90.6	$79.6	$60.5	$1.11
% of net sales	48.1%	14.9%

Nine Months Ended June 30, 2019
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP — Reported	$736.6	$280.2	$(431.4)	$(412.9)	$(7.63)
% of net sales	45.7%	17.4%
Impairment charges	—	—	570.0	511.9	9.45
Restructuring and related charges	—	5.1	42.8	33.3	0.61
Feminine and Infant Care evaluation costs	—	1.5	1.5	1.2	0.02
Acquisition and integration planning costs	—	2.9	2.9	2.2	0.06
Legal settlement expense	—	0.9	0.9	0.7	0.01
Sun Care reformulation costs	1.5	—	1.5	1.1	0.02
Impact of dilutive shares	—	—	—	—	(0.01)
Income tax reform	—	—	—	4.7	0.09
Total Adjusted Non-GAAP	$738.1	$269.8	$188.2	$142.2	$2.62
% of net sales	45.8%	16.7%
(1)EBIT is defined as Earnings before income taxes.

The following table provides a reconciliation of Earnings before income taxes to adjusted operating income, which is a Non-GAAP measure, for the third quarter and first nine months of fiscal 2020 and 2019:

	Quarter Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Earnings (loss) before income taxes	5.3	(502.7)	63.1	(431.4)
Impairment charges	—	570.0	—	570.0
Restructuring and related charges	10.4	8.9	30.8	42.8
Acquisition and integration planning costs	0.3	1.9	32.0	2.9
Cost of early retirement of long-term debt	26.2	—	26.2	—
Gain on sale of Infant and Pet Care business	—	—	(4.1)	—
COVID-19 expenses	3.9	—	3.9	—
Feminine and Infant Care evaluation costs	—	0.5	0.3	1.5
Sun Care reformulation costs	—	1.0	—	1.5
Legal settlement expenses	—	—	—	0.9
Interest expense associated with debt	15.5	15.6	43.7	48.0
Other expense (income), net	(3.5)	2.7	5.8	1.3
Adjusted operating income	$58.1	$97.9	$201.7	237.5
% of net sales	12.0%	16.1%	13.8%	14.7%

The following table provides a reconciliation of the effective tax rate to the adjusted effective tax rate, which is a Non-GAAP measure:

	Nine Months Ended June 30, 2020			Nine Months Ended June 30, 2019
	Reported	Adjustments (1)	Adjusted (Non-GAAP)	Reported	Adjustments (1)	Adjusted (Non-GAAP)
Earnings before income taxes	63.1	$89.1	$152.2	(431.4)	$619.6	$188.2
Income tax provision	16.5	19.5	36.0	(18.5)	64.5	46.0
Net earnings	$46.6	$69.6	$116.2	$(412.9)	$555.1	$142.2

Effective tax rate	26.1%			4.3%
Adjusted effective tax rate			23.7%			24.4%
(1)Includes adjustments for the cost of early debt retirement, incremental pandemic charges, impairment charges, restructuring charges, acquisition and integration planning costs, the gain or loss on the disposal of a business, business development evaluation costs, Sun Care reformulation costs, legal settlement expense, the related tax effects of these items, and the impact of the transition tax related to the Tax Act.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via three Segments with impact of the sale of the Infant and Pet Care business included in All Other. The following tables present changes in net sales and segment profit for the third quarter and first nine months of fiscal 2020, as compared to the corresponding period in fiscal 2019, and provide a reconciliation of organic net sales and organic segment profit to reported amounts.

Net Sales (In millions - Unaudited)
Quarter Ended June 30, 2020

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q3 '19	$327.7		$169.3		$80.9		$31.3		$609.2
Organic	(46.3)	(14.1)%	(31.3)	(18.5)%	(11.8)	(14.6)%	—	—%	(89.4)	(14.7)%
Impact of disposition	—	—%	—	—%	—	—%	(31.3)	(100.0)%	(31.3)	(5.1)%
Impact of currency	(3.4)	(1.1)%	(1.1)	(0.6)%	(0.1)	(0.1)%	—	—%	(4.6)	(0.8)%
Net Sales - Q3 '20	$278.0	(15.2)%	$136.9	(19.1)%	$69.0	(14.7)%	$—	(100.0)%	$483.9	(20.6)%

Net Sales (In millions - Unaudited)
Nine Months Ended June 30, 2020

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q3 '19	$909.8		$382.7		$230.2		$90.3		$1,613.0
Organic	(65.9)	(7.2)%	(10.2)	(2.7)%	(0.8)	(0.4)%	0.5	0.6%	(76.4)	(4.7)%
Impact of disposition	—	—%	—	—%	—	—%	(64.0)	(70.9)%	(64.0)	(4.0)%
Impact of currency	(8.4)	(1.0)%	(3.0)	(0.7)%	(0.3)	(0.1)%	—	—%	(11.7)	(0.7)%
Net Sales - Q3 '20	$835.5	(8.2)%	$369.5	(3.4)%	$229.1	(0.5)%	$26.8	(70.3)%	$1,460.9	(9.4)%

Segment Profit (In millions - Unaudited)
Quarter Ended June 30, 2020

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q3 '19	$54.1		$42.4		$15.5		$3.4		$115.4
Organic	(8.1)	(15.0)%	(18.8)	(44.3)%	(3.4)	(21.9)%	—	—%	(30.3)	(26.3)%
Impact of disposition	—	—%	—	—%	—	—%	(3.4)	(100.0)%	(3.4)	(2.9)%
Impact of currency	(1.4)	(2.6)%	(0.1)	(0.3)%	(0.1)	(0.6)%	—	—%	(1.6)	(1.4)%
Segment Profit - Q3 '20	$44.6	(17.6)%	$23.5	(44.6)%	$12.0	(22.5)%	$—	(100.0)%	$80.1	(30.6)%

Segment Profit (In millions - Unaudited)
Nine Months Ended June 30, 2020

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q3 '19	$164.8		$82.7		$36.7		$10.2		$294.4
Organic	(20.3)	(12.3)%	(13.9)	(16.8)%	6.7	18.3%	0.5	4.9%	(27.0)	(9.2)%
Impact of disposition	—	—%	—	—%	—	—%	(7.6)	(74.5)%	(7.6)	(2.6)%
Impact of currency	(2.5)	(1.5)%	(0.9)	(1.1)%	—	—%	—	—%	(3.4)	(1.1)%
Segment Profit - Q3 '20	$142.0	(13.8)%	$67.9	(17.9)%	$43.4	18.3%	$3.1	(69.6)%	$256.4	(12.9)%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Net earnings (loss)	$4.7	$(460.7)	$46.6	$(412.9)
Income tax provision (benefit)	0.6	(42.0)	16.5	(18.5)
Interest expense, net	15.7	15.4	43.4	47.7
Depreciation and amortization	21.0	22.8	65.5	69.2
EBITDA	$42.0	$(464.5)	$172.0	$(314.5)

Impairment charges	$—	$570.0	$—	$570.0
Restructuring and related costs	10.4	8.4	30.8	41.8
Acquisition and integration planning costs	0.3	1.9	32.0	2.9
Cost of early retirement of long-term debt	26.2	—	26.2	—
Gain on sale of Playtex gloves	—	—	(4.1)	—
COVID-19 expenses	3.9	—	3.9	—
Feminine and Infant Care evaluation costs	—	0.6	0.3	1.6
Sun Care reformulation costs	—	1.0	—	1.5
Legal settlement expense	—	—	—	0.9
Adjusted EBITDA	$82.8	$117.4	$261.1	$304.2

Note 5 - Adjusted Working Capital
Adjusted working capital metrics for the third and second quarters of fiscal 2020 and the fourth quarter of fiscal 2019 are presented below.

	Q3 2020	Days (1)	Q2 2020	Days (1)	Q4 2019	Days (1)
Receivables, as reported	$194.2		$210.0		$215.4
Less: Trade allowance in accrued liabilities (2)	(25.3)		(25.3)		(24.6)
Receivables, adjusted	168.9	31	184.7	32	190.8	33

Inventories, as reported	346.9	115	359.5	114	371.4	115

Accounts payable, as reported	197.4	66	207.5	66	218.8	68

Average adjusted working capital (3)	$318.4		$336.7		$343.4
% of net sales (4)	16.0%		15.9%		16.0%
(1)Days sales outstanding is calculated using net sales for the trailing four-quarter period. Days in inventory and days payable outstanding are calculated using cost of products sold for the trailing four-quarter period.
(2)Trade allowances are recorded as a reduction of net sales per GAAP and reported in accrued expenses on the Condensed Consolidated Balance Sheets.
(3)Adjusted working capital is defined as receivables (less trade allowance in accrued liabilities), plus inventories, less accounts payable. Average adjusted working capital is calculated using an average of the four-quarter end balances for each working capital component as of June 30, 2020, March 31, 2020 and September 30, 2019, respectively.
(4)Average adjusted working capital divided by trailing four-quarter net sales.
Note 6 - Infant and Pet Care Divestiture
The sale of the Infant and Pet Care business was completed in December 2019. The historical results of the Infant and Pet Care business are included in the consolidated statements of earnings through December 31, 2019. Reflected below are the net sales and segment profit for the Infant and Pet Care business for fiscal 2019. The Infant and Pet Care business was included in the All Other Segment through the date of sale.

	Q1 FY19	Q2 FY19	Q3 FY19	Q4 FY19	FY19
Net sales	$27.3	$31.7	$31.3	$29.4	119.7
Cost of products sold	20.8	19.7	21.7	22.0	84.2
Gross profit	6.5	12.0	9.6	7.4	35.5

Selling, general and administrative expense	3.0	3.3	3.3	3.0	12.6
Advertising and sales promotion expense	1.9	2.2	2.3	2.6	9.0
Research and development expense	0.6	0.7	0.6	0.7	2.6

Operating Profit	1.0	5.8	3.4	1.1	11.3